Exhibit 10.13
AKAMAI TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

MAY 2022

Annual Director Compensation

•Akamai offers non-employee directors a standard level of compensation plus supplemental compensation for serving in the following positions: Audit Committee Chair, Talent, Leadership & Compensation (TL&C) Committee Chair, Finance Committee Chair, Nominating & Corporate Governance Committee Chair, and Chairman of the Board.

•Continuing Directors - Directors who remain on the Board of Directors (Board) upon the adjournment of the annual meeting of stockholders (Continuing Directors) are eligible to receive the following compensation:

	Compensation for Continuing Directors	Cash[1]	Equity (DSUs)[2]
Chairman of Board	$450,000	$100,000	$350,000
Audit Committee Chair, TL&C Chair and Finance Committee chair	$385,000	$80,000	$305,000
N&G Committee Chair	$375,000	$80,000	$295,000
Standard Outside director retainer	$350,000	$75,000	$275,000
Employee Director	No Additional Compensation	N/A	N/A

1     Directors receive the applicable cash payment for services rendered during the previous year on the date of the annual meeting of stockholders. If a director has served on the Board for less than six months prior to the meeting date, the director is not entitled to any applicable cash payment but the Board, in its discretion, may consider a pro-rata cash payment for a partial year of prior service.

2    Directors also receive a grant of deferred stock units (DSUs) upon the approval of the full Board or the TL&C Committee on or about the date of the annual meeting for services to be rendered during the upcoming year. The value of the DSUs is calculated using the closing price on the date the grant is approved. Vesting is tied to continued service after the annual meeting; grants vest 100% on the first anniversary of the grant date. See the section titled “Policy on Departing Directors” for information on the impact on vesting when a director leaves the Board.

Exhibit 10.13
•Non-Continuing Directors - A director who was serving on the Board immediately prior to the annual meeting of stockholders but who will not be a Continuing Director following such meeting will be eligible for the cash compensation reflected above but no new equity compensation

Policy on Departing Directors

Under the terms of the Company’s Policy on Non-Employee Director Compensation Payable Upon a non-employee director’s departure from the Board, such director, if he or she has completed one year of Board service, will receive:

• A cash payment equal to the pro-rated annual cash retainer payable to such director under Akamai’s non-employee director compensation plan; and

• Acceleration of 100% of the unvested DSUs and RSUs held by such director at the time of departure.

In addition, if a director has completed two years of Board service at the time of departure, 100% of the unvested RSUs initially granted to such director upon joining the Board will accelerate at the time of departure.